UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 12, 2011

Municipal Mortgage & Equity, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-11981	52-1449733
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

621 E Pratt Street, Suite 300,
Baltimore, Maryland	21202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(443) 263-2900

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 12, 2011 Municipal Mortgage & Equity, LLC, (the "Company"), announced that David Kay, the Company’s Chief Financial Officer, is resigning effective August 23, 2011, after the Company concludes its second quarter earnings call.   (See Press Release dated July 12, 2011 entitled "MuniMae Announces Change in CFO ", attached as Exhibit 99.1 to this Current Report). In addition, the Company announced that Lisa Roberts will become its new Chief Financial Officer.  Ms. Roberts, 45, has been the Corporate Controller and Senior Vice President of MuniMae since November 2007.  Her responsibilities included oversight of all of the Company's financial functions.

Prior to joining the Company, Ms. Roberts was a Managing Director within the Financial Services practice of Navigant Consulting, Inc., a global consulting firm providing operational, dispute, investigative, risk management and financial advisory solutions to the market.  Previous to this, she was Vice President and head of Corporate Accounting for Freddie Mac.  Prior to joining Freddie Mac, Ms. Roberts was an auditor for Arthur Andersen LLP practicing within their Financial Services division.  Ms. Roberts graduated from Virginia Tech in 1988 with a Bachelors Degree in Economics, Arts and Science and received a Masters Degree in Accounting from Virginia Tech in 1990.

The Company expects that Ms. Roberts' compensation and terms of employment in her new position will be the subject of a new employment agreement, the terms of which will be announced.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.  99.1 – Press Release dated July 12, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Municipal Mortgage & Equity, LLC

July 12, 2011	By:	/s/ Michael L. Falcone
Name: Michael L. Falcone
Title: Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated July 12, 2011